Exhibit 99.1 8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
millerind@fticonsulting.com

MILLER INDUSTRIES ANNOUNCES ACQUISITION OF SOUTHERN HYDRAULIC CYLINDER

CHATTANOOGA, Tenn., May 31, 2023/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR), the World's Largest Manufacturer of Towing and Recovery Equipment, today announced that it has acquired Southern Hydraulic Cylinder, Inc., a custom hydraulic cylinder manufacturer, in an all-cash transaction for an aggregate purchase price of approximately $17.5 million, subject to certain pre- and post-closing adjustments for cash and net working capital.

Southern Hydraulic Cylinder, headquartered in Athens, TN, specializes in the manufacture and supply of custom-built, welded hydraulic cylinders for a variety of industries. The acquisition will help bolster the Company’s efforts to improve the stability of its supply chain and is expected to be accretive within the first year.

Chief Executive Officer, William G. Miller, II, stated, “This is a significant step in improving the security of our supply chain through vertical integration. While this acquisition is immaterial to our consolidated financial results, the sourcing flexibility this acquisition provides us should have a positive impact on our ability to deliver finished goods to our customers, reduce our inventory balance and execute against our record backlog. Historically, hydraulic component parts have had some of the longest lead times, so the ability to insource this production is a significant advantage for us. There may also be opportunities to improve the productivity of Southern Hydraulic Cylinder by introducing automation and improving production efficiency to further meet Miller Industries’ increasing needs. While we remain disciplined in our use of capital in looking at potential areas to improve our operations, as we have previously stated, we are a debt-averse company and reducing our debt will be a top priority moving forward.”

Mr. Miller, II, concluded, “Southern Hydraulic Cylinder has a strong heritage within the region, and as fellow members of the greater Chattanooga community, we will work together to promote economic growth in the area. We look forward to working with our new customers and continuing the great quality and service they have come to expect.”

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MILLER INDUSTRIES ANNOUNCES ACQUISITION OF SOUTHERN HYDRAULIC CYLINDER	PAGE 2

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include without limitation any statements relating to the impact of the acquisition of Southern Hydraulic Cylinder on the Company’s supply chain and ability to deliver finished goods to customers, reduce its inventory balance and execute against its backlog, expectations regarding the impact of the acquisition on the Company’s financial results, expectations regarding the ability to improve the productivity and efficiency of the Southern Hydraulic Cylinder business, and the Company’s future priorities. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: changes in price, delivery delays and decreased availability of component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products, resulting from changes in demand and market conditions, the general inflationary environment, the war in Ukraine, and the lingering effects of the COVID-19 pandemic on supply chains; economic and market conditions, including the negative impacts on the Company’s customers, suppliers and employees from increasing inflationary pressures, economic and geopolitical uncertainties (including the war in Ukraine); our dependence upon outside suppliers for purchased component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products; future impacts resulting from the war in Ukraine, which include or could include (among other effects) disruption in global commodity and other markets, increased prices for energy, supply shortages and supplier financial risk; increased labor costs and the ability to attract and retain skilled labor to manufacture our products; the potential negative impacts of higher interest rates and other actions taken by the federal government in response to economic volatility and inflationary pressures, including the impact on our customers’ and end users’ access to capital and credit to fund purchases; our ability to raise capital, including to grow our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in the best interests of the Company and our shareholders due to the significant additional indebtedness we incurred during 2022; the cyclical nature of our industry and changes in consumer confidence; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in foreign currency exchange rates and interest rates; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.